State of Delaware
Secretary of State
Division of Corporations
Delivered 04:31 PM 06/18/2013
FILED 04:31 PM 06/18/2013
SRV 130789720 - 4910935 FILE

# AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF OLIE INC.

Olie Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is Olie Inc.

2. The date of filing of the original Certificate of Incorporation of the Corporation was December 10, 2010. The original name of the Corporation was Olie, Inc.

3. Pursuant to Sections 228, 242, and 245 of thè General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

4. The text of the original Certificate of Incorporation, and any amendment and restatement or correction thereto is hereby amended and restated to read in its entirety and shall, upon its filing with the Secretary of State of the State of Delaware, read as follows:

**FIRST:** The name of the corporation is Olie Inc.

**SECOND:** Its registered office is to be located at 1811 Silverside Road, Wilmington, DE 19809, County of New Castle. The name of the registered agent at such address is VCORP SERVICES LLC.

**THIRD:** The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

**FOURTH:** The Corporation shall have 3 classes of stock. The total number of shares of stock which this Corporation shall have authority to issue is 3,010,000,004, of which 3,000,000,000 shares shall be Common Stock, $0.00001 par value per share (the "Common Stock"); and 4 shares shall be Class A Preferred Stock, $0.0001 par value per share (the "Class A Preferred Stock"); and 10,000,000 shares of Class B Preferred Stock, $0.0001 par value per share (the "Class A Preferred Stock", and together with the Class B Preferred Stock, the "Preferred Stock" in which the Certificate of Designations can be found in Exhibit A to this document). Subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, the Board of Directors of the Corporation is authorized to issue the preferred stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors in a resolution or resolutions providing for the issue of such preferred stock. Subject to the powers, preference, and rights of any preferred stock, including any series thereof, having any preference or priority over, or rights superior to, the common stock and except as otherwise provided by law, the holders of common stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation and each share of common stock shall be entitled to one vote.

**FIFTH:** A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages from breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall; not adversely affect any right or protection of a director of the corporation hereunder in respect of any act of omission occurring prior to the time of such amendment, modification or repeal.

**SIXTH:** The name and mailing addresses of the persons currently serving as Directors are:

Robert Gardner
300-838 Hastings Street
Vancouver, British Columbia, Canada
V6C 0A6

**IN WITNESS WHEREOF**, Olie Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this eighteenth day of June, 2013.

/s/ Robert Gardner
Robert Gardner
President/CEO